Exhibit 99.1
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s CFO Charles Kleman Announces Intention to Step
Down from CFO Position; Chico’s Announces National
Search to Begin
Kleman to Stay on as CFO and Board Member until Successor is Named
     Fort Myers, FL - February 8, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today reported that Charles J. Kleman has announced his plan to step down from his position as the Company’s Executive Vice President—Chief Financial Officer and Treasurer. Mr. Kleman intends to remain fully engaged with his current duties and as a member of the Board of Directors until a new CFO and Treasurer is appointed by the Board and he has committed to ensure a successful transition. Consistent with carrying out this succession, the Company announced that it will immediately begin a national search for Mr. Kleman’s successor and that it has engaged a national search firm for this purpose.
     Mr. Kleman indicated his further intent to remain with Chico’s following the identification and appointment of his successor, continuing his work in the areas of Investor Relations and financial modeling. Mr. Kleman will also chair Chico’s Charities, Inc., the charitable organization that was established last year by the Company.
     Charles J. Kleman commented, “It has been a pleasure to work with everyone in the Chico’s family as CFO for the past 18 plus years and I am gratified to be part of the team that has accomplished so much over my time here, as we moved from a struggling, small retailer in the 80’s and 90’s to a public company that prides itself on creating a work environment promoting honesty, ethics and treatment of every employee and customer with respect and fairness. My time here has been the most rewarding period of my professional career.”
     Mr. Kleman continued, “This Company has ambitions that, frankly, could benefit from executive skills that I’m not necessarily in a position to bring to the table. On the other hand, I’m certainly not ready to retire and I am thrilled that, following the appointment of my successor, the Company is willing to assign to me responsibilities within the Chico’s organization that will enable me to help assure we maintain the culture that we have so carefully nurtured.”
     Scott A. Edmonds, President & CEO, commented, “After more than 18 years of dedicated service, Charlie Kleman has decided it is time for someone new to take on the role of our CFO. There is simply no way to describe what Charlie has meant to the Chico’s organization. He has been instrumental in creating our unique culture and will always by a part of the Company’s DNA. I am delighted that Charlie has agreed that, after his successor takes over, he will remain actively involved with Chico’s by continuing his great work in a number of key areas. Charlie knows this Company probably better than anyone. I can assure you that I will continue to look to Charlie for his guidance and direction and to help me to maintain the core values and unique culture our Company has created over the years.”
     Mr. Edmonds continued, “We will immediately begin a national search for the next world class CFO who can strategically support our long term future growth initiatives.”
     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 920 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, Soma by Chico’s and Fitigues names. The Company has 554 Chico’s front-line stores, 34 Chico’s outlet stores, 254 White House | Black Market front-line stores, 16 White House | Black Market outlet stores, 52 Soma by Chico’s stores, 9 Fitigues front-line stores and 1 Fitigues outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company